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McMoRan Exploration Co. Updates
Gulf of Mexico Exploration & Development Activities

NEW ORLEANS, LA, March 28, 2011 – McMoRan Exploration Co. (NYSE: MMR) today updated its shallow water Gulf of Mexico (GOM) exploration and development activities, including updates on its three in-progress ultra-deep exploration wells, the Laphroaig #2, Hurricane Deep and Boudin deep gas wells, and other development and production activities.  Following is a summary of McMoRan’s seven in-progress wells:

DRILLING SCHEDULE
	Working Interest	Net Revenue Interest	Current Depth	Proposed Total Depth	Spud Date
Ultra-Deep Exploration Wells
South Marsh Island Block 234 “Davy Jones offset appraisal”	60.4	47.9	29,800	30,450	April 7, 2010
South Timbalier Block 144 “Blackbeard East”	70.0	56.2	32,559	34,000	March 8, 2010
Eugene Island Block 223 “Lafitte”	72.0	58.3	20,200	29,950	October 3, 2010
Deep Gas Exploration Wells
St. Mary Parish, LA “Laphroaig #2”	37.3	28.5	completing	n/a	September 24, 2010
South Marsh Island Block 217 “Hurricane Deep”	55.0	38.8	14,100	20,000	January 20, 2011
Eugene Island Block 26 “Boudin”	74.1	58.8	8,800	23,100	February 27, 2011
Development Drilling
Brazos A-23	100.0	81.25	12,300	16,120	February 13, 2011

Note: All seven wells are operated by McMoRan.

Shallow Water, Ultra-Deep Exploration Activities
The Davy Jones offset appraisal well (Davy Jones #2) is drilling below a true vertical depth (TVD) of 29,800 feet to evaluate exploration objectives below the Wilcox pay sands, including possibly the Upper Cretaceous (Tuscaloosa) sections.  The Davy Jones #2 well has a proposed total depth of 30,450 feet.  Based on interpretations of drilling data, McMoRan believes the well has possibly encountered Upper Cretaceous sands, and may be immediately above the Lower Tuscaloosa.   The Tuscaloosa section, if present in deeper horizons on the Shelf at Davy Jones, would be correlative with the prolific Tuscaloosa trend onshore South Louisiana.  If confirmed, McMoRan believes the combination of productive Wilcox and Tuscaloosa sands on the same structure could enhance the prospectivity of Davy Jones and the value of McMoRan’s other ultra-deep prospects on its acreage position within the Davy Jones trend.  McMoRan plans to evaluate the well with wireline logs upon reaching the proposed total depth.

As previously reported, in January 2010 McMoRan logged 200 net feet of pay in multiple Wilcox sands in the Davy Jones #1 well on South Marsh Island Block 230.  In March 2010, a production liner was set and the well was temporarily abandoned to prepare for completion.  McMoRan is preparing to complete and flow test the #1 well, which is expected in late 2011.  In April 2010, McMoRan commenced drilling an offset appraisal well two and a half miles southwest of the Davy Jones #1 well.  In February 2011, preliminary log results from the Davy Jones #2 well confirmed Wilcox sand continuity and the major structural features of the Davy Jones prospect.

Davy Jones involves a large ultra-deep structure encompassing four OCS lease blocks (20,000 acres).  McMoRan holds a 60.4 percent working interest and a 47.9 percent net revenue interest in Davy Jones.  Other working interest owners in Davy Jones include: Energy XXI (NASDAQ: EXXI) (15.8%), Nippon Oil Exploration USA Limited (12%), W.A. "Tex" Moncrief, Jr. (8.8%) and a private investor (3%).

The Blackbeard East ultra-deep exploration well commenced drilling on March 8, 2010 and has been drilled to a TVD of 32,559 feet.  The well recently encountered a mechanical issue that is currently being addressed.  Based on interpretations of drilling data, McMoRan believes the well has encountered Sparta sands in the Eocene, which are younger than the Wilcox and have been found to be productive in certain onshore fields in South Louisiana.  Wireline logs will be required to evaluate this interval.

As reported in January 2011, wireline logs have indicated that Blackbeard East has encountered hydrocarbon bearing sands in the Oligocene (Frio) with good porosity below 30,000 feet.  McMoRan is considering down dip drilling opportunities on the flanks of the structure to evaluate this section further.  This is the first hydrocarbon bearing Frio sand encountered either on the GOM Shelf or in the deepwater offshore Louisiana.  The Frio sand section below 30,000 feet is in addition to the 178 net feet of hydrocarbons in the Miocene sands announced in December 2010 above 25,000 feet at Blackbeard East.  Pressure and temperature data below the salt weld between 19,500 feet and 24,600 feet at Blackbeard East indicate that a completion could utilize conventional equipment and technologies.  In 2011, McMoRan plans to drill a 25,000 foot offset appraisal well to further evaluate and delineate these Miocene zones.

Blackbeard East is located in 80 feet of water on South Timbalier Block 144.  McMoRan holds a 70.0 percent working interest and a 56.2 percent net revenue interest in the well.  Other working interest owners in Blackbeard East include: EXXI (18.0%), W.A. "Tex" Moncrief, Jr. (10.0%) and a private investor (2.0%).

The Lafitte ultra-deep exploration well commenced drilling on October 3, 2010 and is currently drilling below 20,200 feet towards a proposed total depth of 29,950 feet.  Lafitte is located on Eugene Island Block 223 in 140 feet of water.  The well is targeting Middle and Deep Miocene objectives and possibly Oligocene (Frio) sections below the salt weld.  McMoRan holds a 72.0 percent working interest and 58.3 percent net revenue interest in Lafitte.  Other working interest owners in Lafitte include: EXXI (18.0%), and W.A. "Tex" Moncrief, Jr. (10.0%).

Shallow Water, Deep Gas Exploration Activities
McMoRan also announced today that completion operations at the Laphroaig #2 deep gas well in St. Mary Parish, Louisiana to develop the previously announced 140 net feet of pay are in progress.  The Laphroaig #2 is expected to commence production mid-year 2011.  McMoRan has a 37.3 percent working interest and a 28.5 percent net revenue interest in the Laphroaig field.  EXXI holds an 18.6 percent working interest.

The Hurricane Deep well, which is located on the southern flank of the Flatrock structure in 12 feet of water on South Marsh Island Block 217, commenced drilling on January 20, 2011 and is drilling below 14,100 feet.  The well has a proposed total depth of 20,000 feet and is targeting the thick Gyro sand encountered in the Hurricane Deep No. 226 well in 2007.  The location also offers the opportunity to evaluate deeper potential Gyro zones.  McMoRan holds a 55.0 percent working interest and a 38.8 percent net revenue interest in Hurricane Deep.  Certain of McMoRan’s costs to re-drill the well to 18,450 feet are expected to be recovered from insurance programs.

The Boudin deep gas exploration well commenced drilling on February 27, 2011 and is drilling below 8,800 feet.  Boudin, which is located in 20 feet of water on Eugene Island Block 26, has a proposed total depth of 23,100 feet and will test Miocene objectives.  McMoRan holds a 74.1 percent working interest and a 58.8 percent net revenue interest in Boudin.

Other
The Brazos A-23 development well commenced drilling on February 13, 2011, and is currently drilling below 12,300 feet with a planned total depth of 16,120 feet.  This traditional shelf well is targeting proved undeveloped reserves updip from logged pay zones.  McMoRan holds a 100.0 percent working interest and an 81.25 percent net revenue interest in the well.

Production Update
 McMoRan also announced today that it estimates first quarter 2011 production to approximate 190 million cubic feet of natural gas equivalents per day (MMcfe/d), exceeding previous estimates reported in January 2011 of 175 MMcfe/d.

UPCOMING INVESTOR PRESENTATION
On Tuesday, March 29, 2011, James R. Moffett, Co-Chairman of the Board, President and Chief Executive Officer of McMoRan, will be presenting at the Howard Weil Energy Conference in New Orleans, Louisiana.  Mr. Moffett will be providing an update on McMoRan’s current activities discussed in this release.  A copy of the slides that will accompany his presentation will be available on www.mcmoran.com.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of natural gas and oil in the shallow waters of the GOM Shelf and onshore in the Gulf Coast area.  Additional information about McMoRan is available on its internet website “www.mcmoran.com”.

CAUTIONARY STATEMENT: This press release contains forward-looking statements that involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. We caution readers that those statements are not guarantees of future performance or exploration and development success, and our actual exploration experience and future financial results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, capital expenditures, reclamation costs, anticipated and potential production and flow rates, and other statements that are not historical facts. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations or financial condition.  Important factors that can cause actual results to differ materially from the results anticipated by forward-looking statements include, but are not limited to, those associated with general economic and business conditions, failure to realize expected value creation from the property acquisition, exercise of preferential rights to purchase, variations in the market demand for, and prices of, oil and natural gas, drilling results, unanticipated fluctuations in flow rates of producing wells due to mechanical or operational issues (including those experienced by wells operated by third parties where we are a participant), oil and natural gas reserve expectations, the potential adoption of new governmental regulations, failure of third party partners to fulfill their commitments, the ability to satisfy future cash obligations and environmental costs, adverse conditions, such as high temperatures and pressure that could lead to mechanical failures or increased costs, the ability to hold current or future lease acreage rights, the ability to satisfy future cash obligations and environmental costs, access to capital to fund drilling activities, as well as other general exploration and development risks and hazards, and other factors described in more detail in Part I, Item 1A. "Risk Factors" included in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC. Investors are cautioned that many of the assumptions upon which our forward-looking statements are based are likely to change after our forward-looking statements are made, including for example the market prices of oil and natural gas, which we cannot control, and production volumes and costs, some aspects of which we may or may not be able to control. Further, we may make changes to our business plans that could or will affect our results. We caution investors that we do not intend to update our forward-looking statements, notwithstanding any changes in our assumptions, changes in our business plans, our actual experience, or other changes, and we undertake no obligation to update any forward-looking statements.

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